Exhibit 99.1

Media Contact:	Mike Minnis
Public Relations Director
Phone: 540-946-7290
minnism@ntelos.com

Investor Contact:	Wesley B. Wampler
Director of Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Announces Selected Fourth Quarter 2006 Results

Company Refines 2006 Guidance and Issues Guidance for 2007

WAYNESBORO, VA – January 30, 2007 – NTELOS Holdings Corp. (NASDAQ: NTLS) today announced an update to previous financial guidance for 2006, provided selected non-financial operating results for the fourth quarter of 2006, and issued guidance for 2007. NTELOS expects to issue final 2006 financial results on March 1, 2007.

Revised 2006 Guidance

Based on preliminary data, NTELOS now expects to report fourth quarter 2006 operating revenues of $113.2 million to $114.0 million. Net income for the fourth quarter 2006 is expected to be between $4.5 million and $6.0 million and adjusted EBITDA (a non-GAAP measure) for the fourth quarter 2006 is projected to be in a range of $43.0 million and $43.8 million.

Current Performance Metrics

During the fourth quarter 2006, NTELOS added 9,773 net PCS subscribers, up 35% from 7,256 in the previous quarter and up 18% from 8,271 in the fourth quarter 2005. For the full-year 2006, net subscriber additions were 30,891 resulting in 367,197 total PCS subscribers at year-end.

Net subscriber additions of higher-value, under contract, post-pay subscribers were 5,454 for the fourth quarter 2006, up from 1,612 for the previous quarter. At December 31, 2006, post-pay subscribers represented 73% of total subscribers and 83% of these subscribers were under contract with an average contract term of 15 months remaining, reflecting an increased number of national rate plans, with longer average contract terms, in the product mix. The national rate plans continue to be the plans most preferred by customers, representing 30% of fourth quarter gross subscriber additions.

Total wireless subscriber churn was 3.2% for the fourth quarter 2006, down from 3.3% in the third quarter of 2006 while post-pay churn for the quarter improved to its lowest level in six quarters, at 2.2%, down from 2.4% in the previous quarter.

Wireless wholesale revenues derived from the strategic network alliance agreement with Sprint Nextel, totaled $20.7 million for the fourth quarter, an increase of 24% over fourth quarter 2005.

RLEC access lines at year-end 2006 were 45,281, compared to 46,810 at year-end 2005, a 3.3% decrease. This line loss is reflective of wireless substitution, a reduction in Centrex and second lines and network grooming to reduce internal Internet service provider lines. Competitive Local Exchange Carrier (CLEC) business local access lines were 46,781 at year-end, a 4.1% increase over the 44,948 lines at year-end 2005. Broadband connections grew 22.3% for the year, from 14,047 at December 31, 2005 to 17,177 at year-end 2006.

“We are pleased with the exceptional operating performance of NTELOS in 2006,” said James S. Quarforth, CEO of NTELOS Holdings Corp. “Our revised guidance for 2006 consolidated revenues and adjusted EBITDA exceed original guidance levels and our key performance metric measures improved significantly. We move forward with momentum into 2007, well positioned for continued growth.”

Total long-term debt at December 31, 2006 was $626.5 million with cash and cash equivalents of approximately $44.2 million. The resulting debt, net of cash, to adjusted EBITDA ratio at year end calculates to less than 3.4 times. Capital expenditures for 2006 are expected to total approximately $87 million, having added 87 new cell sites to the wireless network during the year.

Outlook for 2007

The Company expects 2007 consolidated operating revenues to be between $472 million and $481 million. Wireless operating revenues are expected to be between $355 million and $361 million; Wireline operating revenues are expected to be in a range of $116 million and $119 million. Net Income is estimated to be in the range of $27.0 million and $32.0 million resulting in earnings per share of $0.64 to $0.76.

Consolidated adjusted EBITDA (a non-GAAP measure) for 2007 is estimated to achieve a level between $186 million and $191 million. Consolidated capital expenditures for 2007 are expected to range between $77 million and $81 million, inclusive of approximately a $20 million investment in 79 new cell sites. Based on the midpoint of these guidance ranges, estimated 2007 consolidated adjusted EBITDA less consolidated capital expenditures is approximately $110 million, a 31% increase over the same midpoint estimates for 2006. These amounts do not include discretionary capital expenditures related to any EVDO upgrades to the wireless network.

Wireless net subscriber additions for 2007 are estimated to be greater than 25,000 with average revenue per handset/unit (ARPU) to be greater than $54. Subscriber churn is expected to continue to improve with total churn to be approximately 3.1% and post-pay churn to be approximately 2.1%. Cost per gross addition (CPGA) is expected to remain at current levels, ranging between $365 and $375 while cash cost per handset/unit (CCPU) for 2007 is expected to be approximately $33, reflecting operating costs of new cell sites and roaming costs associated with increased national plans.

Rural Local Exchange Carrier (RLEC) line loss for 2007, anticipating cable competition, is expected to be between 5% and 9%. The RLEC revenue impact of this line loss and the effect of the biennial reset (reduction) of interstate access rates on July 1, 2007 is expected to be offset by growth in data, transport and private line services in the Competitive segment, where revenues are projected to grow 4% to 7%. Total wireline revenues are expected to be between $116 million and $119 million.

Cautionary Statement

The 2006 and 2007 guidance information contained in this press release is based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain on sale of assets, advisory termination fees, other income and expenses, minority interests, reorganization items and non-cash compensation charges.

ARPU, or average monthly revenues per handset/unit in service, is computed by dividing service revenues per period by the weighted average number of handsets in service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per handset/unit, is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations, less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this presentation. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the control over us by our two largest stockholders, CVC and Quadrangle; provisions in our charter documents and Delaware law; expenses of becoming a public company; the requirement to comply with Section 404 of the Sarbanes-Oxley Act; and other unforeseen difficulties that may occur.

Exhibits:

•	Customer Summary Table
•	Wireless Customer Detail
•	Business Outlook for the Year 2007

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	12/31/05	3/31/06	6/30/06	9/30/06	12/31/06
Total Wireless Subscribers
Beginning Subscribers	328,035	336,306	343,879	350,168	357,424
Pre-Pay	79,728	80,023	86,179	89,368	94,771
Post-Pay	248,307	256,283	257,700	260,800	262,653

Gross Additions	43,187	40,285	37,343	42,156	44,591
Pre-Pay	16,396	20,536	17,690	21,890	22,116
Post-Pay	26,791	19,749	19,653	20,266	22,475

Disconnections	34,916	32,712	31,054	34,900	34,818
Pre-Pay	16,012	14,244	14,295	16,246	17,797
Post-Pay	18,904	18,468	16,759	18,654	17,021

Net Additions	8,271	7,573	6,289	7,256	9,773
Pre-Pay	384	6,292	3,395	5,644	4,319
Post-Pay	7,887	1,281	2,894	1,612	5,454

Ending Subscribers	336,306	343,879	350,168	357,424	367,197
Pre-Pay	80,023	86,179	89,368	94,771	98,846
Post-Pay	256,283	257,700	260,800	262,653	268,351

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	12/31/05	3/31/06	6/30/06	9/30/06	12/31/06
Wireless Subscribers	336,306	343,879	350,168	357,424	367,197

RLEC Access Lines	46,810	46,492	46,013	45,677	45,281

CLEC Access Lines[1]	44,948	45,296	45,885	46,224	46,781

Broadband Connections[2]	14,047	15,018	15,616	16,373	17,177

Dial-Up Internet Subscribers	33,078	31,707	30,242	28,913	27,628

Long Distance Subscribers	40,263	41,971	43,168	44,263	45,237

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.

[2]	Includes DSL, dedicated Internet access, wireless broadband, broadband over fiber, metro Ethernet, ATM and frame relay.

NTELOS Holdings Corp.

Business Outlook for the Year 20071

	Twelve Months 2007
(Dollars in millions)
Operating Revenues – Guidance
Wireless	$355.0	to	$361.0
Wireline	116.0	to	119.0
Other	1.0		1.0

	$472.0	to	$481.0

Reconciliation of Net Income to Adjusted EBITDA – Guidance
Net Income	$27.0	to	$32.0
Interest expense, inclusive of change in value of interest rate swap[3]	47.5	to	46.5
Income tax expense (benefit)[2]	19.6	to	22.8
Other expense (income)	(1.9)	to	(2.1)

Operating Income	92.2	to	99.2

Depreciation and amortization	88.5	to	86.5
Accretion of asset retirement obligation	1.0		1.0
Non-cash compensation charges	4.3	to	4.3

Adjusted EBITDA	$186.0	to	$191.0

[1]	These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

[2]	Current cash income tax is expected to be between $4 million and $8 million, reflecting the benefit of available tax NOLs and excess tax depreciation and amortization from capital expenditures in recent years and planned levels for 2007.

[3]	At December 31, 2006, the deferred asset for interest rate swap amounted to $3.9 million. This interest rate swap is scheduled to mature in February 2008.